Exhibit 10.3

WiSA TECHNOLOGIES, INC.

INDUCEMENT AWARD AGREEMENT FOR RESTRICTED SHARES

This INDUCEMENT AWARD AGREEMENT FOR RESTRICTED SHARES (this “Agreement”) is made by WiSA Technologies, Inc., a Delaware corporation (the “Company”), and the grantee identified on the grant schedule attached hereto (the “Grantee”) as of September 30, 2024.

RECITALS

WHEREAS, the Company desires to award Restricted Shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to the Grantee, pursuant to the terms of this Agreement (the “Restricted Shares”), as an inducement to the Grantee’s acceptance of the Company’s offer of employment.

NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:

1. Grant Schedule.  Certain terms of the grant of Restricted Shares are set forth on the grant schedule (the “Grant Schedule”) that is attached to, and is a part of, this Agreement.

2. Grant of Restricted Shares.  On the grant date set forth on the Grant Schedule (the “Grant Date”), the Company hereby awards to the Grantee the number of Restricted Shares set forth on the Grant Schedule (the “Award”), subject to the restrictions and on the terms and conditions set forth in this Agreement.  This Award constitutes a non-plan “inducement award” as contemplated by NASDAQ Listing Rule 5635(c)(4) and is therefore not made pursuant to the Company’s 2020 Stock Incentive Plan (the “2020 Plan”) or the Company’s 2018 Long-Term Stock Incentive Plan.  Nonetheless, the terms and provisions of the 2020 Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein, as if this Award was granted pursuant to the 2020 Plan.  Capitalized terms used but not defined herein will have the same meaning as defined in the 2020 Plan.  A copy of the 2020 Plan has been provided to the Grantee along with this Agreement.

3. Vesting.  Subject to the further provisions of this Agreement, the Restricted Shares will vest as set forth on the Grant Schedule (each date on which Restricted Shares vest being referred to as a “Vesting Date”).

4. Transferability.  Unvested Restricted Shares are not transferable or assignable otherwise than by will or by the laws of descent and distribution.  Any attempt to transfer unvested Restricted Shares, whether by transfer, pledge, hypothecation or otherwise and whether voluntary or involuntary, by operation of law or otherwise, will not vest the transferee with any interest or right in or with respect to such Restricted Shares. The restrictions set forth in this Section shall lapse as and when Restricted Shares vest.

5. Termination of Employment or Service.  In the event of the Grantee’s termination of service with the Company and any entity, individual, firm or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Company (each, an “Affiliate”), all then unvested Restricted Shares (determined after giving effect to any accelerated vesting occurring in connection with such termination under the terms of the Grant Schedule or otherwise) will be forfeited.

6. Issuance of Restricted Shares.

a.       Restricted Shares shall be registered in the Grantee’s name but any stock certificate(s) evidencing such Restricted Shares shall be retained by the Company for so long as the Restricted Shares are unvested; provided, however, that the Grantee shall have the right to receive a stock certificate(s) evidencing vested Common Stock, in which event the Company shall continue to retain a stock certificate evidencing any remaining unvested Restricted Shares. The Grantee shall execute a stock power, in blank, with respect to the Restricted Shares and deliver the same to the Company concurrently with his, her or its execution and delivery of this Agreement.

b.       All stock certificates representing unvested Restricted Shares (or any book-entry registration of such Restricted Shares) shall have affixed thereto or associated therewith a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND RIGHTS TO PURCHASE SET FORTH IN A CERTAIN FORM OF INDUCEMENT AWARD AGREEMENT FOR RESTRICTED SHARES BETWEEN THE CORPORATION AND THE REGISTERED OWNER OF THESE SHARES (OR HIS, HER OR ITS PREDECESSOR IN INTEREST). SUCH AGREEMENT IS AVAILABLE FOR INSPECTION WITHOUT CHARGE AT THE OFFICE OF THE SECRETARY OF THE CORPORATION.

c.       Any Restricted Shares issued to the Grantee hereunder shall be fully paid and non-assessable.

7. Applicable Policies.  In consideration for the grant of this Award, the Grantee agrees to be subject to any policies of the Company and its Affiliates regarding clawbacks, securities trading, and hedging or pledging of securities that may be in effect from time to time.

8. Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, will impair any such right, power or remedy of such party, nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character by any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, must be in a writing signed by such party and will be effective only to the extent specifically set forth in such writing.

9. Tax Consequences.  This Award is intended to be exempt from Section 409A of the Code and should be interpreted accordingly.  Nonetheless, the Company does not guarantee the tax treatment of this Award.

10. Right of Discharge Preserved.  The grant of Restricted Shares hereunder will not confer upon the Grantee any right to continue in service with the Company or any of its subsidiaries or Affiliates.

11. Administration.  The Grantee acknowledges that the Grantee has received a copy of the 2020 Plan, has read the 2020 Plan and is familiar with its terms, and accepts the Restricted Shares subject to all of the terms and provisions of the 2020 Plan.  The Board or any committee thereof is hereby authorized to interpret this Agreement and the 2020 Plan and to adopt such rules and regulations for the administration of this Award as it deems appropriate.  By accepting this Award, the Grantee acknowledges and agrees to accept as binding, conclusive, and final all decisions or interpretations of the Board or its committee upon any questions arising under this Agreement.

12. Electronic Delivery of Documents.  The Grantee authorizes the Company to deliver electronically any prospectuses or other documentation related to this Award and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such arrangements pursuant to federal or state laws, rules or regulations).  For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site.  Upon written request, the Company will provide to the Grantee a paper copy of any document also delivered to the Grantee electronically.  The authorization described in this paragraph may be revoked by the Grantee at any time by written notice to the Company.

13. Entire Agreement.  This Agreement, including the terms of the Grant Schedule and 2020 Plan incorporated herein, contains the parties’ entire agreement regarding the grant of Restricted Shares evidenced hereby and merges and supersedes all prior and contemporaneous discussions, agreements, and understandings of every nature relating thereto.

14. Governing Law.  This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by, and enforced in accordance with, the laws of the State of California, without regard to the application of the principles of conflicts of laws.

15. Amendment. This Agreement may be amended, in whole or in part and in any manner not inconsistent with the provisions of the 2020 Plan, at any time and from time to time, by written agreement between the Company and the Grantee; provided, however, that an amendment that does not materially diminish the rights of the Grantee hereunder, as they may exist immediately before the effective date of the amendment, shall be effective upon written notice of its provisions to the Grantee, to the extent permitted by applicable law.

16. Execution. Executed copies of this Agreement may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows.]

In order to indicate your acceptance of the award of Restricted Shares evidenced by this Agreement subject to the restrictions and upon the terms and conditions set forth above and in the 2020 Plan, please execute and immediately return to the Company the enclosed duplicate original of this Agreement.

WISA TECHNOLOGIES, INC.

By:	/s/ Brett Moyer
Name: Brett Moyer
Title: Chief Executive Officer

ACCEPTED AND AGREED,
Intending to be legally bound:

/s/ Stanley Mbugua
Stanley Mbugua

Grant Schedule

Grantee’s Name: Stanley Mbugua

Grant Date: September 30, 2024

Number of Restricted Shares granted: 70,000

Vesting Schedule: 5,833 of the Restricted Shares will vest on December 20, 2024 and each following three month anniversary thereof, with the final vesting date consisting of 5,837 shares.

Change in Control: If a Change in Control occurs, any outstanding Restricted Shares that are then still subject to vesting conditions shall become vested as of the date of such Change in Control, provided the Grantee remains an employee of the Company through such date.

Other Termination: Unless otherwise provided for above, if the Grantee’s employment with the Company and its Affiliates terminates or is terminated for any reason, any unvested Restricted Shares shall be immediately forfeited with no other compensation due to the Grantee.